As filed with the Securities Exchange Commission on April 3, 2002

Registration No. 33-59517

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WILLAMETTE INDUSTRIES, INC.

An Oregon company
I.R.S. Employer Identification No. 93-0312940

1300 S.W. Fifth Avenue
Suite 3800
Portland, Oregon 97201
(503) 227-5581
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

WILLAMETTE INDUSTRIES STOCK PURCHASE PLAN

(Full title of the plan)

Claire S. Grace
Corporate Secretary
33663 Weyerhaeuser Way South
Federal Way, Washington 98003
Telephone: (253) 924-2345
(Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)

Copy to:

Patrick Simpson
Chris Hall
Perkins Coie LLP
1211 SW Fifth Avenue, 15th Floor
Portland, Oregon 97204-3715
(503) 727-2000

DEREGISTRATION OF SECURITIES
SIGNATURES

DEREGISTRATION OF SECURITIES

     Pursuant to Registration Statement No. 33-59517 on Form S-8 (the “Registration Statement”) first filed with the Securities and Exchange Commission on May 22, 1995, Willamette Industries, Inc., an Oregon corporation (“Willamette”), registered 850,000 shares of common stock, $0.50 par value (including preferred stock purchase rights), together with options therefor, with respect to the Willamette Industries Stock Purchase Plan.

     On January 28, 2002, Weyerhaeuser Company (“Weyerhaeuser”), Willamette and Company Holdings, Inc., a wholly owned subsidiary of Weyerhaeuser (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for a merger pursuant to which Merger Sub would merge with and into Willamette, with Willamette surviving as a wholly owned subsidiary of Weyerhaeuser (the “Merger”). The Merger became effective upon the filing of Articles of Merger with the Secretary of State of the States of Washington and Oregon on March 14, 2002.

     As a result of the Merger, Willamette has terminated all offerings of Willamette securities under its existing registration statements, including the Registration Statement. In accordance with an undertaking by Willamette in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Willamette hereby removes from registration all securities registered under the Registration Statement which remain unsold as of the date hereof.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Federal Way, State of Washington, on April 3, 2002.

WILLAMETTE INDUSTRIES, INC.

By:	/s/ Claire S. Grace

Claire S. Grace Corporate Secretary

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